SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: January 29, 2004

MEMS USA, INC.
(Formerly Lumalite Holdings, Inc.)
(Exact name of registrant as specified in charter)

                        Nevada                                   0-4846-3                                     82-0288840
               (State or other jurisdiction             (Commission                               (IRS employer
                       of incorporation)                      file number)                              identification no.)

378 North Main Street
Layton, Utah 84041

(Address of Principal Executive Offices)

Registrant's telephone number, including area code (801) 497-9075

Item 1. Change in Control of Registrant

Though MEMS USA, Inc., (a Nevada corporation; "the Company"), has not experienced a change in control, due to recent corporate events, there is a likelihood that such change will occur. Consequently, the Company has decided to provide the following information.

On January 29, 2004, the Company signed a Merger Agreement and Plan of Reorganization to acquire all the of equity of MEMS USA, Inc. (a California coropration; "MEMS"). If the intended transaction closes, MEMS will become a wholly-owned subsidiary of the Company through a merger with a new subsidiary of the Company and there would be a complete change of management.

Pursuant to the intended transaction, the shareholders of MEMS will be issued approximately 10 million shares of common stock and become the controlling shareholders of the Company. The total number of shares that would be outstanding if the transaction closes would be approximately 13.3 million shares.

In anticipation of the intended transaction, Lawrence Weisdorn has been appointed president of the Company. Upon closing, Mr. Weisdorn will be appointed to fill an existing vacancy on the Board of Directors and the Company's current director will resign.

Lawrence Weisdorn founded MEMS in 2000 and currently serves as the Chairman of the Board and Directors. Prior to MEMS, Mr.Weisdorn was Chairman of the Board and CFO of LitFunding Corp. ("LitFunding"), a company that finances certain expenses of plaintiff's cases in selected litigation. LitFunding operates in 23 states and the US Virgin Islands. Prior to LitFunding, Mr. Wiesdorn was Chairman of the Board and CEO of 3Dshopping.com, where he was a pioneer in the emerging digital marketing services sector. In that venture he created and enhanced online merchandising and display systems for companies as divers as Nordstroms, Cobra Golf, K-Swiss, Boeing and Shell Oil, among others. Prior to 3Dshopping.com, Mr. Weisdorn was the founder, CDO and President of Samuel Hamann Graphix, Inc., a company that provides strategic legacy software migration solutions and services.

Item 5. Other Events

On December 2, 2003, the Company signed a letter of intent to acquire all the of equity of MEMS USA, Inc. ("MEMS"), a privately-held California corporation. On January 29, 2004, the Company signed a Merger Agreement and Plan of Reorganization to acquire all the of equity of MEMS.

In the first week of December, 2003, the Company successfully restructured its debt. Approximately three million two hundred and thirty thousand shares have been issued for conversion of approximately $360,000 in debt.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) and (b) If the Company completes the intended transaction with MEMS, another Form 8K will be filed and any required financial statements will be filed no later than 60 days after the date of closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMS USA, INC.

Date: January 30, 2004 By: /s/ Scott Hosking
Scott Hosking, President/CEO